Exhibit 10.3

AGREEMENT FOR BOARD OF DIRECTORS

- GALA GLOBAL, INC -

AGREEMENT, effective as of the 12th day of February, 2017, between Gala Global Inc. at 18881 Von Karman Ave., Suite 1440 Irvine, CA 92612, Nevada Corporation (the “Company”) and Romina Martinez, an individual, located at 701 Beech St., 2305, San Diego CA 92101 (“Director").

WHEREAS, THE Company desires the Director to provide consulting services to the Company pursuant hereto and Consultant is agreeable to providing such services.

NOW THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties hereto agree as follows:

1.	Director shall accept a position as a Director to the Company.

2.	Director shall be appointed as the Company’s Secretary. The functions shall be to assist in maintaining and organizing the records of the company, as well as reviewing and updating documents as necessary.

3.	Term: The Company shall be entitled to Director’s services for reasonable times when and to the extent requested by, and subject to the direction of Mr. Madden, the company’s CEO. The term of this Board of Directors Agreement began as of the date of this Agreement, and continue until the Director resigns or upon mutual agreement with the Company to terminate such agreement.

4.	Reasonable travel and other expenses necessarily incurred by Director to render such services, and approved in advance by the Company, shall be reimbursed by the Company promptly upon receipt of proper statements, including appropriate documentation, with regard to the nature and amount of those expenses. Those statements shall be furnished to the Company monthly at the end of each calendar month in the Consulting Period during which any such expenses are incurred. Company shall pay expenses within fifteen (15) business days of the receipt of a request with appropriate documentation.

5.	In consideration for the services to be performed by Director, the Director will compensated as follows:

1)	Director shall be Granted one million (1,000,000) Rule 144 shares of the common stock of the Company upon execution and annually, as long as Director maintains the position of Director, as well as ONE PERCENT (1%) of the issued and outstanding shares every ONE HUNDRED EIGHTY (180) days plus commissions.

The Rule 144 holding period of the above shares shall start on the date such shares are issued.

6.	It is the express intention of the parties that the Director is an independent contractor and not an employee of the Company. Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Director and the Company. Both parties acknowledge that the Director is not an employee for state or federal tax purposes. The Director shall retain the right to perform services for others during the term of this agreement.

7.	Neither this agreement nor any duties or obligations under this agreement may be assigned by the Director without the prior written consent of the Company.

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8.	This agreement may be terminated pursuant to Section 3 of this agreement.

9.	Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addressed appearing in the introductory paragraph of this agreement, but each party may change the address by written notice in accordance with the paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of two days after mailing.

10.	This agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by the Director for the Company and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party,which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

11.	This agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions; and the parties agree that the proper venue for the resolution of any disputes hereunder shall be Orange County, California.

12.	For purposes of this Agreement, Intellectual Property will mean (i) works, ideas, discoveries, or inventions eligible for copyright, trademark, patent or trade secret protection; and (ii) any applications for trademarks or patents, issued trademarks or patents, or copyright registrations regarding such items. Any items of Intellectual Property discovered or developed by the Director (or the Director’s employees) during the term of this Agreement will be the property of the Director, subject to the irrevocable right and license of the Company to make, use or sell products and services derived from or incorporating any such Intellectual Property without payment of royalties. Such rights and license will be exclusive during the term of this Agreement, and any extensions or renewals of it. After termination of this Agreement, such rights and license will be nonexclusive, but will remain royalty-free. Notwithstanding the preceding, the textual and/or graphic content of materials created by the Director under this Agreement (as opposed to the form or format of such materials) will be, and hereby are, deemed to be “works made for hire” and will be the exclusive property of the Company. Each party agrees to execute such documents as may be necessary to perfect and preserve the rights of either party with respect to such Intellectual Property.

13.	The written, printed, graphic, or electronically recorded materials furnished by the Company for use by the Director are Proprietary Information and are the property of the Company. Proprietary Information includes, but is not limited to, product specifications and/or designs, pricing information, specific customer requirements, customer and potential customer lists, and information on Company’s employees, agent, or divisions. The Consultant shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this agreement, any Proprietary Information, confidential information, or know- how belonging to the Company, whether or not is in written form, except to the extent necessary to perform services under this agreement. On termination of the Consultant’s services to the Company, or at the request of the Company before termination, the Director shall deliver to the Company all material in the Director’s possession relating to the Company’s business.

14.	The obligations regarding Proprietary Information extend to information belonging to customers and suppliers of the Company about which the Director may have gained knowledge as a result of performing services hereunder.

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15.	The Director shall not, during the term of this agreement and for a period of one year immediately after the termination of this agreement, or any extension of it, either directly or indirectly (a) for purposes competitive with the products or services currently offered by the Company, call on, solicit, or take away any of the Company’s customers or potential customers about whom the Director became aware as a result of the Director’s services to the Company hereunder, either for the Director or for any other person or entity, or (b) solicit or take away or attempt to solicit or take away any of the Company’s employees or consultants either for the Consultant or for any other person or entity.

16.	The Company will indemnify and hold harmless Director from any claims or damages related to statements prepared by or made by Director that are either approved in advance by the Company or entirely based on information provided by the Company.

Consultant:	Company”
Romina Martinez	Gala Global, Inc.

/s/ Romina Martinez	By: /s/ Timothy Madden
Timothy Madden
Chief Executive Officer

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